Exhibit 10.20
RETIREMENT AND SEPARATION AGREEMENT
This Retirement and Separation Agreement (“Agreement”) is made between Intel Corporation (“Intel” or the “Company”) and Patrick Gelsinger (“you” and together with the Company, the “Parties”).
RECITALS
WHEREAS, your employment with the Company will terminate effective as of December 1, 2024, pursuant to your resignation on such date; and
NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and for other good and valuable consideration, including the consideration described in Section 2 of this Agreement, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.    Separation Date; Payments Upon Separation. You will separate from employment at Intel effective December 1, 2024 (the “Separation Date”). On the Separation Date, Intel will pay you all accrued salary and any accrued, but unused vacation and sabbatical earned through the Separation Date, subject to payroll deductions and required withholdings. Your group health coverage will terminate on the last day of the month in which your employment ends. At that time, you will be eligible to continue group health insurance benefits at your own expense under the terms and conditions of the applicable benefit plan and either federal COBRA law or, if applicable, state insurance laws.
2.    Severance Benefits. Provided that you timely sign and do not revoke this Agreement and this Agreement becomes effective within 60 days following the Separation Date, you will receive payment by the Company of severance (i) in an amount equal to the sum of (1) 18 months of your current base salary of $1,250,000 and (2) 150% of your current target bonus of $3,437,500, payable in equal installments over a period of 18 months in accordance with Intel’s regular payroll practices, including applicable tax withholding, provided that if such 60-day period spans two calendar years, such severance payments will commence on Intel’s first regularly scheduled payroll date following the effectiveness of this Agreement in the later of such calendar years, with any installments otherwise scheduled to be paid to you prior to such date instead paid in lump sum to you on such first payroll date and (ii) of a pro rata portion equal to 11/12ths of the fiscal year 2024 bonus that would otherwise have been payable to you based on actual Company performance, as determined by the Company, absent termination of your employment pursuant to this Agreement, payable at such time as such bonuses are paid by the Company to similarly situated executives of the Company and subject to applicable tax withholding.
3.    Expense Reimbursement. You agree that, no later than ten business days following the Separation Date, you will submit your final expense reimbursement statement and required documentation reflecting all reasonable business expenses you incurred through that date, if any, for which you seek reimbursement. Intel will reimburse you for expenses pursuant to its standard business practice.
4.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to receive any additional compensation, equity, severance or benefits after the Separation Date, except for any benefit that has vested under the express terms of a written Company benefit plan, policy or arrangement.
5.    Obligation to Protect Intel’s Confidential Information and Permitted Disclosures. You acknowledge you have acquired knowledge of or had access to trade secrets and confidential or other proprietary information of Intel Corporation, its subsidiaries, its customers and/or third parties (“Intel Confidential Information”) during the course of your employment at Intel. You acknowledge your ongoing obligation to protect such information, as outlined in your Intel Employment Agreement. You further agree to participate in exit interviews with the Board as reasonably requested by the Board (provided that such interviews in total will not exceed 2.5 hours). Notwithstanding the above, under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to an attorney or to a federal, state, or local government official, either directly or indirectly, and is solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding filed by you, if such document is filed (i) under seal in any lawsuit or proceeding, and (ii) pursuant to court order in any retaliation lawsuit filed by you. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement you have with Intel shall prohibit or restrict you from (a) voluntarily communicating with an attorney retained by you; (b) making any voluntary disclosure of information or documents to (including for purposes of filing a charge, complaint or report with), or otherwise initiating, cooperating with or participating in any investigation or proceeding conducted by, any law enforcement, governmental agency (including, without limitation, the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”), and the National Labor Relations Board) or legislative body, any state or local commission on human rights (including, without limitation, the California Civil Rights Department) or any self-regulatory organization, in each case, without advance notice to Intel; (c) disclosing any information to a court or other administrative or legislative body in response to a subpoena, court order or written request; (d) seeking and obtaining payment or an award from the SEC, pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or obtaining any other “whistleblower” award, to the extent such right cannot by law be waived; or (e) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that you have reason to believe is unlawful.
6.    Return of Company Property. You agree that on or within ten business days following the Separation Date, you must return to Intel any and all Intel property (files, documents, laptops, company-issued phones, tablets, keys, credit cards, etc.) and any and all Intel Confidential Information and property in your possession (with the exception of my personnel documents). With respect to Company-issued phones, laptops and tablets, you instead may elect to retain all such devices provided that, during the above 10 day period, you provide reasonable access to Company IT employees for the purpose of removing all Company confidential information.
7.    General Release of Claims. In exchange for the benefits and payments referenced in Section 2 above, you, on behalf of yourself and your heirs, executors, representatives, administrators, agents, and assigns (collectively, the “Releasors”) hereby release and discharge Intel (including its subsidiaries, affiliates, predecessors, successors, assigns and all of its and their past and present directors, officers, employees, shareholders, partners, attorneys, advisors, representatives and agents) (collectively the “Releasees”) from all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses of any kind, known or unknown, (collectively, “Claims”) which arose on or before the day you sign this Agreement, except Claims that cannot lawfully be waived. For example, the Releasors waive all contract, tort, or other common law Claims the Releasors might have, including any Claims under the employment offer letter agreement between you and the Company, dated January 13, 2021, and any Claims with respect to any Intel restricted stock units, performance stock units or stock options granted to you under the Intel 2006 Equity Incentive Plan, the Intel 2021 Inducement Plan or any respective award agreement thereunder or any other cash or equity incentive compensation (subject in all cases relating to equity compensation to the last sentence of this Section 7), Claims for attorneys’ fees and other litigation costs, Claims under Title VII of the Civil Rights Act, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor

Code, the Unruh Civil Rights Act, the California Equal Pay Law, the California Pregnancy Disability Leave Law, the California Military & Veterans Code, California Industrial Commission Wage Orders, the California Constitution, the California Business and Professions Code, all of their amendments, and claims under other federal, state and local laws. This Agreement includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. For the avoidance of doubt, you expressly acknowledge and agree that all awards of Intel restricted stock units, performance stock units and stock options shall be forfeited and shall terminate on the Separation Date, and you shall have no further rights to or interests in any such awards, effective as of the Separation Date. To the extent permitted by applicable law, the Releasors also give up all rights to participate in a class or collective action under any federal, state, or local law. Notwithstanding any contrary provision of this Section 9 or any other provision of the Agreement, you are not waiving or releasing any rights or claims (i) to accrued or vested benefits you may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (ii) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between you and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (iii) to any Claims which cannot be waived by an employee under applicable law (iv) with respect to your right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator, or (vii) as a shareholder (or similar ownership status) of the Company or any affiliate.
8.    Release of Unknown Claims. You are intentionally releasing claims against Releasees of which you may be unaware. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You give up all rights and benefits under that section, and agree that this Release of Unknown Claims is fairly and knowingly made. You acknowledge that you may later discover claims or facts in addition to or different from those which you now know or believe to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, you waive any and all Claims that might arise as a result of such different or additional claims or facts.
9.    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to you in this Agreement, the Releasors irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time through the date of your execution of this Agreement arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations. By signing this Agreement, you acknowledge and confirm that:
a.    You have read this Agreement in its entirety and understand all of its terms;
b.    By this Agreement, you have been advised in writing to consult with an attorney of your choosing before signing this Agreement;
c.    You knowingly, freely, and voluntarily agree to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;
d.    You are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;
e.    You were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired and any changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period;
f.    You understand that you have seven (7) days after signing this Agreement to revoke the release in this Section 9 by delivering a signed notice of revocation to [Name] in Intel’s Legal Department via email ([email address]) before the end of this seven (7)-day period;
g.    nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so; and
h. You understand that the release in this Section 9 does not apply to rights and Claims that may arise after you sign this Agreement.
10.    Additional Release Exclusions/Employee Protections. Neither the Release provisions above nor anything else in this Agreement affects: (a) your right to receive vested retirement and pension plan benefits, medical plan benefits, or unemployment, state disability or workers’ compensation benefits; (b) Claims that arise after the date on which you sign this Agreement, such as Claims for breach of this Agreement; (c) Claims or rights which as a matter of law cannot be released by private agreement, including, without limitation, your right to file a charge or complaint with any federal, state or local government agency, such as the SEC or EEOC, or to communicate with, provide information to, or participate in an investigation or proceeding conducted by such an agency, legislative body or a self-regulatory organization; provided, however, you are hereby waiving all rights to recover money or other individual relief from any Releasee should any agency other than the SEC or individual pursue a claim on your behalf; provided further that nothing herein shall prevent you from recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, as amended; or (d) your right to testify truthfully in a California legislative, judicial or administrative proceeding concerning alleged criminal conduct or sexual harassment by Intel or its agents or employees provided that such testimony is required by court order, subpoena, or a written request from the California legislature. Additionally, neither the Release provisions above nor anything else in this Agreement affects any rights you may have to indemnification under the Company’s bylaws or otherwise.
11.    Employee Acknowledgements. You agree that:
a.    Intel is not obligated to provide you with the Severance Benefits described above apart from this Agreement.
b.    You have carefully read and fully understand this Agreement. You are entering into this Agreement knowingly and voluntarily, and intending to be bound by all of your promises herein.
c.    The Severance Benefits described above are conditioned in your Intel Employment Agreement.
12.    Additional Employee Acknowledgements. You further acknowledge that: (a) you have received all wages owed to you up through the last regular payroll cycle before you signed this Agreement, (b) you have no known workplace injury or occupational illness that arose out of your employment with Intel that you failed to report, (c) you received during your employment with Intel all leave that you requested and for which you were eligible, (d) it is Intel policy to encourage reporting within Intel possible violations of any law by or on behalf of Intel, and (e) no one interfered with your reporting of any such violations.
13.    Cooperation Regarding Other Claims. If any claim is asserted by or against Intel as to which you have relevant knowledge, you agree to reasonably cooperate with Intel in pursuing or defending that claim, including by providing truthful information and testimony as reasonably requested by Intel. You further agree to reasonably cooperate and provide information to Intel in connection with any internal investigation as to which you have relevant knowledge. For clarity, nothing in this Section 15 is intended to restrict or limit you from exercising protected rights under Sections 5 or 10 of this Agreement or applicable law.
14.    Right to Consult Legal Counsel. You have been advised in writing by this Agreement to consult with an attorney before signing it, and have had an adequate opportunity to do so.
15.    Time To Consider and Revoke/Effective Date. You have at least twenty-one (21) days from the date you received this Agreement to consider it before signing. Although you need not take all twenty-one (21) days before signing, you must not sign the Agreement before the Separation Date. You then have seven (7) days after signing this Agreement to revoke it (“Revocation Period”). This Agreement will not be effective until you have signed it and returned it to Intel as set forth in Section 9(f) and the Revocation Period has expired without you having revoked this Agreement during the Revocation Period (the “Effective Date”).
16.    Deadline to Accept. You understand that the offer reflected in this Agreement shall be withdrawn if the Agreement is not signed by you and returned to [Name] at Intel via email ([email address]) by the 21st day following the date you receive this Agreement or if you timely revoke this Agreement after signing it, as set forth in Section 17 above. If Intel does not receive your signed Agreement by that time or if you timely revoke the Agreement during the Revocation Period, you will not be eligible for the benefits described in this Agreement. You further understand that your employment with Intel will terminate regardless of whether you sign this Agreement.
17.    Governing Law. This Agreement is entered into under California law, and shall be governed by California law, except to the extent federal law governs.
18.    Miscellaneous. This Agreement, along with any other agreements, plans and documents referenced above constitutes the complete, final and exclusive agreement between the Parties regarding all subjects referenced herein. For the avoidance of doubt, the paragraph titled “Section 409A” under the employment offer letter agreement between you and the Company, dated January 13, 2021, shall apply equally to the terms of this Agreement, including the severance payments set forth in Section 2 hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other promises or representations. This Agreement may only be changed in a writing signed by both you and an authorized Intel representative. This Agreement will bind both parties’ heirs, personal representatives, successors and assigns, and will inure to the benefit of both parties plus their heirs, successors and assigns. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, that determination will not affect any other provision and the provision in question will be modified by the court so as to be made enforceable. You agree that an electronically signed Agreement will have the same validity and enforceability as if you signed the Agreement in handwriting. This Agreement is not an admission of fault or liability by either you or Intel. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
IF THIS AGREEMENT IS ACCEPTABLE TO YOU, PLEASE SIGN BELOW NO EARLIER THAN DECEMBER 1, 2024 AND RETURN THE ENTIRE, SIGNED AGREEMENT TO [NAME] IN INTEL’S LEGAL DEPARTMENT.
[SIGNATURE PAGES FOLLOW]

Patrick Gelsinger                    Date

Intel Corporation

By:_________________________
Name:
Title: